SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

CAPITOL CITY BANCSHARES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

CAPITOL CITY BANCSHARES, INC.

562 Lee Street, S.W.

Atlanta, Georgia 30310-0200

May 15, 2006

Dear Shareholder:

On behalf of the Board of Directors, I am pleased to invite you to attend our Annual Meeting of Shareholders to be held on June 27, 2006 in Atlanta, Georgia at the time and place shown in the attached notice. As we do at the meeting every year, in addition to considering the matters described in the proxy statement, we will review our 2005 business results and other matters of interest to our shareholders. The meeting should be interesting and informative.

We hope that you will attend the meeting in person, but even if you plan to do so, we encourage you to please vote your shares ahead of time by using the enclosed proxy card. This will ensure that your Capitol City Bancshares stock will be represented at the meeting. If you attend the meeting and prefer to vote in person, you may do so. The attached proxy statement explains more about proxy voting. Please read it carefully. Every shareholder’s vote is important, whether you own a few shares or many.

We look forward to your participation in the annual meeting process.

Sincerely,

/s/ George G. Andrews
George G. Andrews
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OF CAPITOL CITY BANCSHARES, INC.

DATE:	June 27, 2006

TIME:	5:00 p.m.

PLACE:	Main Office, Capitol City Bank & Trust Co., 562 Lee Street, S.W., Atlanta, Georgia 30310

MATTERS TO BE VOTED ON:

PROPOSAL 1:	Election of fifteen directors

PROPOSAL 2:	Approval of the Capitol City Bank 2006 Employee Stock Purchase Plan

Any other matter that may be properly brought before the meeting.

Only shareholders of record at the close of business on May 31, 2006 are entitled to notice of and to vote at the meeting on any adjournments thereof.

Your vote is important. Please complete, sign, date and return your proxy card promptly in the enclosed envelope.

By Order of the Board of Directors

/s/ George G. Andrews
George G. Andrews
President and Chief Executive Officer

Atlanta, Georgia

May 15, 2006

CAPITOL CITY BANCSHARES, INC.

562 Lee Street, S.W.

Atlanta, Georgia 30310

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD

June 27, 2006

This proxy statement is furnished to the shareholders of Capitol City Bancshares, Inc. in connection with the solicitation of proxies by its Board of Directors to be voted at the 2006 Annual Meeting of Shareholders and at any adjournments thereof (the “Annual Meeting”). The Annual Meeting will be held on June 27, 2006, at 562 Lee Street, S.W., Atlanta, Georgia, at 5:00 p.m. local time.

This proxy statement and the accompanying proxy card were mailed or given to shareholders on or about May 15, 2006. A copy of the Company’s Annual Report, which includes the Company’s Audited Financial Statements and Footnote Disclosures, accompanies this proxy statement.

As used in this proxy statement, the terms Capitol City Bancshares, Company, we, our, and us all refer to Capitol City Bancshares, Inc. and its subsidiaries.

VOTING

General

The securities which can be voted at the Annual Meeting consist of Capitol City Bancshares’ $1.50 par value common stock with each share entitling its owner to one vote on each matter submitted to the stockholders. The record date for determining the holders of Capitol City Bancshares stock who are entitled to notice of and to vote at the Annual Meeting is May 31, 2006. As of May 1, 2006, 2,188,352 shares of Capitol City Bancshares stock were outstanding and eligible to be voted.

Quorum and Vote Required

The presence, in person or by proxy, of a majority of the outstanding shares of Capitol City Bancshares stock is necessary to constitute a quorum at the Annual Meeting. In determining whether a quorum exists at the Annual Meeting for purposes of all matters to be voted on, all votes “for” or “against” as well as all abstentions (including votes to withhold authority to vote) will be counted.

In voting for the proposal to elect fifteen directors (Proposal No. 1), you may vote in favor of all nominees or withhold your votes as to all or as to specific nominees. The vote required to approve Proposal No. 1 is governed by Georgia law and is a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present. Votes withheld and broker non-votes will not be counted and will have no effect.

In voting for the proposal to approve the Capitol City Bank 2006 Employee Stock Purchase Plan (Proposal 2), you may vote in favor of or against the proposal or you may abstain from voting. The vote required to approve this proposal is governed by Georgia law and is a majority of the shares cast at the meeting, either by proxy or in person, provided a quorum is present. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes.

Our directors and executive officers hold 1,108,920 shares (including options) of the current outstanding common stock of Capitol City Bancshares, Inc., or approximately 50.67% of all outstanding stock (including exercisable options), and we believe that all of those shares will be voted in favor of both proposals.

Proxies

All properly executed proxy cards delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. In voting by proxy with regard to the election of directors, you may vote in favor of all nominees, withhold your votes as to all nominees or withhold your votes as to specific nominees. You should specify your choices on the proxy card. If no specific instructions are given with regard to the matters to be voted upon, the shares represented by a signed proxy card will be voted “for” the proposal listed on the proxy card. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

All proxy cards delivered pursuant to this solicitation are revocable at any time before they are voted by giving written notice to our Secretary, Robert A. Holmes, 562 Lee Street, S.W., Atlanta, Georgia 30310, by delivering a later dated proxy card, or by voting in person at the Annual Meeting.

All expenses incurred in connection with the solicitation of proxies will be borne by the Company. Solicitation may take place by mail, telephone, telegram, or personal contact by our directors, officers and regular employees of the Company without additional compensation. A copy of our 2005 Annual Report which contains the Company’s Audited Financial Statements and Footnote Disclosures is being mailed to each shareholder of record together with these proxy materials.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our 2005-2006 Board of Directors consisted of sixteen members, fifteen of whom are non-employee directors, until the resignation of George C. Miller, Jr. Mr. Miller resigned for personal reasons unrelated to the operations of the Company, or the Bank. The Company’s Bylaws provide that the Board of Directors shall consist of not less than five nor more than twenty-five persons, with the exact number to be fixed and determined from time to time by resolution of the Board of Directors, or by resolution of the shareholders at any annual or special meeting of shareholders. The Board of Directors has voted that the Board consist of fifteen members for the Company’s ensuing fiscal year. The term of office for directors is one year or until the next Annual Meeting and thereafter until their successors are elected and qualified.

The Board has nominated the following persons for submission to the shareholders for election for a one-year term expiring at next year’s annual meeting or until their successors are elected and qualified.

The following table lists the name and ages of all directors, nominee directors and executive officers of the Company, indicates all positions and offices with the Company held by each such person, states the term of office as a director or principal officer and the period during which such person has served, and briefly describes the business experience of each director, nominee director or executive officer. There are no arrangements or understandings between such persons and any other person pursuant to which that person was elected as a director or executive officer.

Name	Age	Year Elected	Information About Directors and Nominees
George G. Andrews	54	1994	Director; President, Chief Executive Officer and Chief Financial Officer; formerly with Trust Company Bank

Dr. Gloria Campbell D’Hue	58	1994	Director; Physician

J. Al Cochran	75	1994	Director; General Counsel; Attorney-at-Law

Leon Goodrum	64	1994	Chairman; Operator, McDonald’s Restaurant

Agnes H. Harper	60	1995	Director; Retired Agent, New York Life Insurance Company

Charles W. Harrison	74	1994	Director; Insurance Executive, Harrison Insurance Agency

Robert A. Holmes	62	1995	Director; Secretary; University Administrator; Clark Atlanta University

Moses M. Jones	55	1995	Director; Physician

Marian S. Jordan	60	1995	Director; Teacher, Atlanta Board of Education

Kaneta R. Lott	55	1994	Director; Dentist, Childrens Dentistry, P.C.

Donald F. Marshall	78	1994	Director; Retired Dentist

Elvin R. Mitchell, Sr.	92	1995	Director; Contractor; E. R. Mitchell Construction Company

Roy W. Sweat	78	1995	Director; Chiropractor

William Thomas	61	1995	Director; President, Thomas Cleaning Service, Inc.

Cordy T. Vivian	80	1995	Director; President, Basic, Inc.

Each of the above is currently a director of the Company, and has been nominated by the Board to serve an additional term.

The Board of Directors unanimously recommends that you vote “FOR” the proposal to elect the fifteen nominees named above.

Each of the nominees has consented to serve if elected. If any nominee should be unavailable to serve for any reason, the Board may designate a substitute nominee (in which event the persons named as proxies will vote the shares represented by all valid proxy cards for the election of such substitute nominee), allow the vacancy to remain open until a suitable candidate is located, or reduce the number of directors.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

Information as of December 31, 2005 about each of the Directors and Officers of the Company is set forth in the table beginning on page 3.

Leon Goodrum, George G. Andrews and Agnes Harper are the only executive officers of Capitol City Bancshares and were previously reported as nominees for election as directors.

J. Al Cochran serves as a director of Efficiency Lodge, Inc., a company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirement of Section 15(d) of such Act or any company registered as an investment company under the Investment Company of 1940.

Other than Mr. Cochran, no other director, executive officer, or nominee for such positions held directorships in any reporting company other than the Company during 2005.

There are no family relationships among directors, executive officers, or persons nominated or chosen by the Company to become directors or executive officers. The Company and the Bank do not separately compensate their directors except for customary attendance-based compensation for each monthly Board meeting of $450.00.

DESCRIPTION OF BUSINESS

On April 14, 1998, Capitol City Bancshares, Inc. ( the “Company”) was incorporated under the laws of the State of Georgia for the purpose of serving as a bank holding company for Capitol City Bank and Trust Company (the “Bank”).

The Company’s common stock was initially authorized and issued in connection with the acquisition of 100% of the stock of the Bank, a wholly-owned subsidiary of the Company, on December 22, 1998.

In connection with that acquisition, the Company filed a Registration Statement under the Securities Act of 1933 as a successor issuer to the Bank, and filed a Form 8-A pursuant to Section 12(g) of the Securities Exchange Act of 1934 for registration of the Company’s common stock under the 1934 Act.

Capitol City Bank & Trust Company (the “Bank”) is a state banking institution chartered under the laws of the State of Georgia on June 30, 1994. Since opening on October 3, 1994, the Bank has continued a general banking business and presently serves its customers from seven locations: the main office located at 562 Lee Street, S.W., Atlanta, Georgia 30310; and service branches located at 2358 Cascade Road, Atlanta, Georgia 30311; Hartsfield-Jackson International Airport, Atlanta, Georgia; 5674 Memorial Drive, Stone Mountain, Georgia 30083; and 301 W. Oglethorpe Boulevard, Albany, Georgia 31707; 339 Martin Luther King, Jr. Blvd., Savannah, Georgia 31401 and 1268 Broad Street, Augusta, Georgia 30901.

The Bank operates a full-service banking business and engages in a broad range of commercial banking activities, including accepting customary types of demand and time deposits, making individual, consumer, commercial, and installment loans, money transfers, safe deposit services, and making investments in U. S. government and municipal securities.

The data processing work of the Bank is processed with Fidelity Integrated Financial Solutions. The Bank issues credit cards through its affiliation with The Bankers Bank. The Bank offers its customers a variety of checking and savings accounts. The installment loan department makes both direct consumer loans and also purchases retail installment contracts from sellers of consumer goods.

The Bank serves the residents of the City of Atlanta and Fulton, DeKalb, Chatham, Richmond and Dougherty Counties. Each of these areas have a diverse commerce, including manufacturing, financial and service sector economies. Atlanta also serves as the capitol of the State of Georgia, with a significant number of residents employed in government.

Neither the Company nor the Bank generates a material amount of revenue from foreign countries, nor does either have material long-lived assets, customer relationships, mortgages or servicing rights, deferred policy acquisition costs, or deferred tax assets in foreign countries. Thus, the Company has no significant risks attributable to foreign operations.

As of December 31, 2005, the Bank had correspondent relationships with SunTrust Bank of Atlanta, Georgia, Wachovia National Bank of Georgia, The Bankers Bank and The Federal Home Loan Bank of Atlanta. The correspondent bank provides certain services to the Bank, buying and selling federal funds, handling money fund transfers and exchanges, shipping coins and currency, providing security and safekeeping of funds and other valuable items, handling loan participation and furnishing management investment advice on the Bank’s securities portfolio.

Bank Operations

Capitol City Bancshares, Inc.

Capitol City Bancshares, Inc. (the “Company”) owns 100% of the capital stock of the Bank. The principal role of the Company is to supervise and coordinate the activities of its subsidiaries.

Capitol City Bank and Trust Company

The Bank’s main office is located at 562 Lee Street, S.W., Atlanta, Georgia 30310. The main office, which is owned by the Bank, consists of approximately 7,000 square feet, four drive-in windows and adjacent parking lot. Banking operations are also conducted from a branch located at 2358 Cascade Road, Atlanta, Georgia 30311. This branch is owned by the Bank and has been in continuous operation since it opened in October 3, 1994. The branch is a single story building with approximately 3,000 square feet, one drive-in window and an adjacent parking lot. The Bank also maintains a branch at Hartsfield-Jackson International Airport. The Hartsfield branch has two teller windows and a customer service desk. The branch is approximately 450 square feet , and is open seven days a week. The Bank, in November 1998, opened an additional branch facility at 5674 Memorial Drive, Stone Mountain, Georgia. The two-story facility was purchased for $711,679 and has approximately 4,706 square feet of space. On July 16, 2002, the Bank opened a branch at 301 W. Oglethorpe Boulevard, Albany, Georgia 31707. The branch operates six days a week and is a full-service facility. In January of 2004, the Bank opened an office at 339 Martin Luther King, Jr. Blvd., Savannah, Georgia. The office operates six days a week and is a full-service facility. The Bank opened its seventh office in 2004 at 1268 Broad Street, Augusta, Georgia. This office is also open six days a week and is a full-service facility.

The Bank offers demand accounts, savings accounts, money market accounts, certificates of deposit and IRA accounts to customers. Loans are made to consumers and small businesses. Approximately 60% of the loan portfolio are loans to small business and include loans made through the Small Business Administration. Consumer loans include first and second mortgage loans, home equity loans, auto loans and signature loans.

Competition

The banking business in the City of Atlanta and Fulton, DeKalb, Chatham, Richmond and Dougherty Counties is highly competitive. The Bank competes with numerous other financial institutions in the market it represents. In Atlanta, there are branches of Bank of America, SunTrust and Wachovia among many others. In Albany, there are also branches of Heritage Bank, Albany Bank & Trust and Security Bank & Trust Company of Albany. In addition to these banks (and branches of regional banks), there are many finance companies, credit union offices, and other non-traditional providers of service that compete in the Bank’s market.

Capitol City Home Loans, Inc.

The mortgage company has an office in the Stone Mountain area and provides mortgage loan origination services in the same primary market areas as the Bank. The mortgage company was incorporated in 2002 and currently originates mortgage loans and brokers the loans to independent investors.

Employees

As of December 31, 2005, the Company had 73 full-time employees and 17 part-time employees. In the opinion of management, the Company enjoys an excellent relationship with its employees. The Company is not a party to any collective bargaining agreements.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Our Board of Directors conducts regular meetings, generally on a monthly basis and also conducts some of its business through the committees described below. Our Board of Directors met 12 times during the year, with one meeting having optional attendance. Each director attended at least 83% of the meetings of the full Board and of the committees on which he or she served.

The Board of Directors has established a number of committees to assist it in the discharge of its duties. The following is a description of these Committees:

Executive Committee/Nominating Committee

The executive committee makes and reviews policies and decisions in connection with personnel, compensation, nominations of directors and strategic matters. It also entertains shareholder nominees for directors, although it has no formal written policy for the consideration of such nominees. The committee does not have a formal written process for identifying and evaluating nominees. However, in addition to meeting the qualification requirements set forth by the Georgia Department of Banking and Finance, a possible director candidate must also meet the following minimum criteria to be considered: independence, highest personal duties as a director, impact on the diversity of the board’s overall experience in business, government, education, technology and other areas relevant to the Company’s business, impact on the diversity of the board’s composition in terms of age, skills, ethnicity and other factors relevant to the Company’s business, and number of other public company boards on which the candidate may serve (generally, should not be more than three public company boards in addition to the Company).

The executive committee recommends and votes on a slate of nominees to be put forth to a vote by the Company’s shareholders. The Company does not currently have a formal written policy with regard to the consideration of any director candidates recommended by security holders. The Board has determined that in view of the Company’s relative size and shareholder base, such a policy has been unnecessary in the past, although it will continually evaluate the appropriateness of developing such a policy in the coming year. Each nominee has been recommended for inclusion in the Company’s proxy and by the unanimous vote of the executive committee.

The members of the executive committee are: Leon Goodrum, George Andrews, Marian Jordan, Agnes Harper, William Thomas, Donald Marshall, and Joseph Cochran. Except for Mr. Andrews, the members are independent directors as defined by the National Association of Securities Dealer, Inc. (“NASD”). The executive committee held four (4) meetings during 2005. The procedures to be followed for shareholders for submitting recommendations for nominees for directors are to write to Gladys Richard, P. O. Box 42200, Atlanta, Georgia 30311.

Audit Committee

The Company has a separately-designed standing Audit Committee established in accordance with Section 3(a) 58(A) of the Exchange Act (15 U.S.C. 78c)(a)(58)(A). The members of the Audit Committee are: Directors Jordan (Chairman), Holmes, Harper and Campbell-D’Hue.

The Audit Committee does not have a financial expert as defined under section 407 of the Sarbanes-Oxley Act of 2002. The Board of directors has determined by each member of the Audit Committee has a strong financial acumen and therefore can satisfactorily discharge their committee duties and responsibilities to the Board of Directors and the shareholders at this time.

The names of each member of the audit committee are: Marian Jordan, Kaneta Lott, D’Hue, and Agnes Harper, of which all are independent members, as defined by the NASD. The Board of Directors has not adopted a written charter for the audit committee.

The audit committee met four times during 2005. The audit committee has the responsibility of reviewing the Company’s financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities and determining that all audits and examinations required by law are performed. The committee recommends to the Board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor’s audit plans, and reviews with the independent auditors the results of the audit and management’s responses. The audit committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. The audit committee reports its findings to the Board of Directors.

Audit Committee Report

The audit committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2005 with management. The audit committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codifications of Statements on Auditing Standards, AU § 380), Communications with Audit Committees, as amended. The audit committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as amended, and has discussed with the independent accountants their independence. Based on the review and discussions referred to above, the audit committee recommended to the Board of Directors that the audited financial statements referred to above be included in Capitol City Bancshares, Inc’s Annual Report on Form 10-KSB for filing with the Securities and Exchange Commission.

Submitted by the members of the Audit Committee: Marian Jordan (Chairman), Robert A. Holmes, Agnes Harper and Dr. Gloria Campbell-D’Hue.

Other Committees

The loan committee exercises primary responsibility for the monitoring of the Bank’s lending functions and must approve any loan in excess of the lending officer’s designated lending limits. The assets/liability committee manages the purchase, pricing and timing of the Bank’s assets and liabilities.

DIRECTOR COMPENSATION

Directors of the Company received $450.00 for each Board of Directors meeting attended in 2005.

MARKET FOR THE REGISTRANT’S COMMON STOCK

AND RELATED SECURITY HOLDER MATTERS

The common stock of the Company is not traded in the over-the-counter market or on any stock exchange, nor is the Company’s common stock actively traded. There is thus no established trading market for the Company’s common stock. The Company has maintained records of share prices based on actual transactions when such information has been disclosed by persons either purchasing or selling the Company’s common stock. These records reflect prices for transactions in the Company’s common stock to the best knowledge of management.

The following table reflects the high and low trades of shares of the Company (split-adjusted) for each quarterly period during the last two years based on such limited available information.

YEAR	HIGH SELLING PRICE	LOW SELLING PRICE
2005
First Quarter	$6.00	$6.00
Second Quarter	$6.00	$6.00
Third Quarter	$6.00	$6.00
Fourth Quarter	$10.00	$6.00
2004
First Quarter	$4.50	$4.00
Second Quarter	$4.50	$4.50
Third Quarter	$4.50	$4.50
Fourth Quarter	$4.50	$4.50

As of May 1, 2006, the Company had approximately 1,145 shareholders of record of the Company’s common stock.

Under the Financial Institutions Code of Georgia, the Bank may from time to time declare and thereupon pay dividends on its outstanding shares in cash, property or its own shares unless, after giving effect to such distribution, the Bank would not be able to pay its debts as they become due in the usual course of business or the Bank would have insufficient cash market value assets to pay liabilities to depositors and other creditors. Moreover, the Bank may declare and pay dividends in cash or property only out of the retained earnings of the Bank, the Bank may not declare and pay dividends at any time the Bank does not have paid-in capital and appropriated retained earnings equal or exceeding 20% of its capital stock, the Bank may not declare and pay dividends in excess of 50% of net profits after taxes for the previous fiscal year without the prior approval of the Georgia Department of Banking and Finance. The Bank is also allowed to declare and pay dividends in authorized but unissued shares of its stock, provided there is transferred to capital stock an amount equal to the value of the shares distributed and provided further that after payment of the dividend the Bank continues to maintain required levels of paid-in capital and appropriated retained earnings. The Company paid dividends in 2005 of $0.06 per share, and did not pay a dividend in the first quarter of 2006.

On February 8, 2005, the Board of Directors of Capitol City Bancshares, Inc. (the “Company”) approved a four-for-one stock split of its common shares. The split entitled each shareholder of record at the close of business on March 1, 2005, to receive four shares for every one share of stock of the Company owned by the shareholder. The stock split was implemented and the stock was distributed in the form of a stock dividend.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Please See Appendix A.

STOCK OWNERSHIP

Principal Shareholders.

As of December 31, 2005, the Company knows of no beneficial owner, other than Mr. Thomas listed below, of more than five percent (5%) of its $1.50 par value common stock, the only class of voting securities of the Company.

The following table sets forth, as of the most recent practicable date, the common stock of the Company beneficially owned by all current directors, executive officers, nominee directors and significant employees. All shares and options have been adjusted based on the four-for-one stock split effective March 1, 2005. For purposes of this table, beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]	Percent of Class[2]
George G. Andrews	82,672[3]	3.78%
Dr. Gloria Campbell-D’Hue	60,200[4]	2.75%
J. Al Cochran	62,664	2.86%
Leon Goodrum	74,000	3.38%
Agnes H. Harper	62,700[5]	2.87%
Charles W. Harrison	62,400[6]	2.85%
Robert A. Holmes	52,000[7]	2.38%
Moses M. Jones	68,800	3.14%
Marian S. Jordan	61,000[8]	2.79%
Kaneta R. Lott	68,000[9]	3.11%
Donald F. Marshall	66,664	3.05%
Elvin Mitchell, Sr.	81,600[10]	3.73%
Roy W. Sweat	100,000	4.57%
William Thomas	146,220[11]	6.68%
Cordy T. Vivian	60,000	2.74%
Executive Officers and Directors as a Group (15 persons)	1,108,920	50.67%

[1]	Included in the number of shares listed above for each Director, excluding Mr. Andrews, are options granted under the Capitol City Bancshares, Inc. Nonqualified Stock Option Plan to purchase 20,000 shares of common stock at $2.50 per share, expiring on July 13, 2009.

[2]	The ownership percentage is based on 2,188,352 shares of common stock outstanding and does not include currently exercisable options.

[3]	Includes 18,672 shares owned by Mr. Andrews, 16,000 shares held jointly with Mr. Andrews spouse, and 40,000 options to purchase common stock granted under the Capitol City Bancshares, Inc. Incentive Stock Option Plan. These 40,000 options are exercisable at $2.50 per share and expire on July 13, 2009. On August 1, 2002, Mr. Andrews was granted options to purchase 8,000 shares of common stock exercisable at $3.75 per share which expire on August 1, 2012.

[4]	Includes 18,200 shares owned by Dr. D’Hue and 22,000 shares owned by her child.

[5]	Includes 6,732 shares held by Mrs. Harper, 31,200 shares held jointly with Mrs. Harper’s spouse, and 4,768 shares held by Mrs. Harper’s spouse.

[6]	Includes 40,000 shares owned by Mr. Harrison, 2,400 shares held by Mr. Harrison’s children.

[7]	Includes 8,000 shares held by Mr. Holmes’ grandchildren.

[8]	Includes 43,200 shares owned by Ms. Jordan, 2,000 shares held jointly with her spouse and 1,000 shares held by Ms. Jordan’s children.

[9]	Includes 20,000 shares held jointly with Dr. Lott’s spouse, 8,000 shares held by Dr. Lott’s children and 20,000 shares held by Childrens Dentistry Profit Sharing Plan.

[10]	Includes 47,000 shares owned by Mr. Mitchell, 4,000 held by Mr. Mitchell’s spouse, and 600 shares held by Mr. Mitchell’s grandchildren.

[11]	Includes 56,000 shares owned by Mr. Thomas and 70,200 shares held by Thomas Cleaning Service, Inc., an affiliated corporation.

The Company knows of no arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

EQUITY COMPENSATION PLANS

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders	440,000	$2.67	198,400
Equity compensation plans not approved by security holders	0	0	0
Total	440,000	$2.67	198,400

All amounts are post-split adjusted.

EXECUTIVE COMPENSATION

The following table sets forth the aggregate compensation for the Bank’s Chief Executive Officer. No other individual earned in excess of $100,000 in 2005.

SUMMARY COMPENSATION TABLE

ANNUAL COMPENSATION					AWARDS		Long Term Compensation PAYOUTS
Name and Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards (#)	Securities Underlying Options/SARS (#)	LTIP Payouts ($)	All Other Compensation(1) ($)
George G. Andrews, CEO, President, Director	2005	145,000	30,000	—	—	—	—	0
	2004	131,250	30,000	—	—	—	—	15,861
	2003	125,000	19,000	—	—	—	—	12,000

[1]	Company matching contributions to the Company’s 401(k) Plan on behalf of Mr. Andrews.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

(Individual Grants)

Name	Year	# of Securities Underlying Option/SAR Grants(1)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date
CEO- George G. Andrews	2005	0	0	N/A	N/A

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION/SAR VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARS at FY-End (Exercisable/Unexercisable) (#)(1)	Value of Unexercised in-the-money option/SARs at FY-End (Exercisable/Unexercisable) ($)(2)
CEO- George G. Andrews	0	0	48,000/0	$158,000/0

No stock options were exercised by the listed individuals and there were no outstanding SARs during fiscal year 2005. The Company does not have any Long Term Incentive Plans in effect.

(1)	On July 13, 1999, Mr. Andrews was granted the option to purchase 40,000 shares of common stock at $2.50 per share, expiring on July 13, 2009. On August 1, 2002, Mr. Andrews was granted the option to purchase 8,000 shares of common stock at $3.75 per share, expiring on August 1, 2012. All figures are post-split adjusted.

(2)	The dollar values have been calculated by determining the difference between the estimated fair market value of the Company’s common stock on March 2, 2006 ($6.00) and the exercise prices of the options, post-split adjusted.

Executive Employment Agreements.

The Company is not aware of any compensatory plan or arrangement with respect to any individual named in the summary compensation table for the latest fiscal year which will result from the resignation, retirement or other termination of such individual’s employment with the Company or from a change in control of the Company or a change in the individual’s responsibilities following a change in control.

PROPOSAL 2 - APPROVAL OF THE CAPITOL CITY BANK 2006 EMPLOYEE STOCK PURCHASE PLAN

General. At its regular meeting in January 2006, our Board of Directors voted to adopt, subject to the approval of a majority of our shareholders at the 2006 Annual Meeting, the Capitol City Bank 2006 Employee Stock Purchase Plan (the “Plan”). The text of the Plan is attached to this proxy statement as Appendix “B.” The Plan enables our Board of Directors, or a committee thereof, to grant options to purchase the Company’s common stock to all eligible employees who elect to participate in the Plan. Two hundred and fifty thousand (250,000) shares of the Company’s common stock shall be reserved for the Plan, which amounts to approximately 11.6% of current outstanding shares. The purpose of the Plan is to encourage and enable eligible employees of the Company to acquire a proprietary interest in the Company through the ownership of common stock of the Company.

Our Board of Directors, or its designated committee, will have the sole authority over all administrative matters of the Plan. The Plan will be implemented by offerings made by the Company from time to time as determined by the Board, but in any event not more than one time per year. The Board of Directors will specify the number of shares to be made available in an offering and the commencement and termination dates of the offering; however in no event shall the offering period exceed twelve months. With respect to any offering under the Plan, options to purchase shall be granted to all eligible employees of the Company who have elected to participate in such offering; however the Board may determine that any offering will not be extended to highly compensated employees of the Company at its discretion. Employees eligible to participate in the Plan shall be any person regularly employed by the Company on the effective date of any offering of stock pursuant to the Plan, who has been employed by the Company for at least six (6) months and who has a customary working schedule of at least twenty-five (25) hours per week and five (5) months per calendar year.

Payments for the shares can be made via payroll deductions in equal installments during the offering period or lump sum payments, each in an amount of not less than 1% and not more than 15% of the employee’s base salary or wages. The purchase price for the shares offered under the Plan will be the lesser of 85% of the fair market value on the commencement or termination of the applicable offering period.

The 2006 Plan may be amended or terminated by our Board of Directors at any time, except that certain changes will require shareholder approval. These changes are (i) to increase the maximum number of shares subject to the Plan; (ii) to change the designation or class of persons eligible to receive options under the Plan; (iii) to extend the term of the Plan or the maximum option exercise period; or (iv) to decrease the minimum price at which shares may be optioned under the Plan.

Federal Income Tax Consequences. The options granted under this Plan are intended to be incentive stock options to purchase s within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended. Under federal income tax law, our Company will have no federal income tax consequences upon the grant, exercise of options or purchase of shares from this Plan.

The federal income tax impacts for the individual optionees are as follows: The optionees who receive grants from this Plan will have no federal income tax consequences when they receive their grants and purchase their shares, but they may have tax consequences when they sell or otherwise dispose of their shares. If an optionee disposes of any exercised option shares within a year of the exercise, the disposition is considered a disqualifying disposition, and the gain on the sale or exchange will generally be treated as ordinary income to the optionee in the year of disposition. If the optionee disposes of any exercised option shares more than two years after the grant or more than one year after the transfer of such shares to him or her there shall be included as compensation in his or her gross income, for the taxable year of the disposition, an amount equal to the lesser of (1) the excess of the fair market value of the shares at the time of such disposition over the amount paid for the share under the option, or (2) the excess of the fair market value of the share at the time the option was granted over the option price.

Shareholder Approval Required. The affirmative vote of the holders of a majority of the votes entitled to be cast at the Annual Meeting is required for approval of the Plan. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes. No actions have yet been taken to determine grants to be made from this Plan. Subject to shareholder approval, future grants made from the Plan will be determined by the Board of Directors according to the governing provisions in the Plan document. Please refer to Appendix “B” for a complete copy of the proposed Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE CAPITAL CITY BANK 2006 EMPLOYEE STOCK PURCHASE PLAN.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s directors and executive officers, and certain business organizations and individuals associated therewith, have been customers of and have had banking transactions with the Company and are expected to continue such relationships in the future. Pursuant to such transactions, the Bank’s directors and executive officers from time to time have borrowed funds from the Bank for various business and personal reasons. Extensions of credit made by the Bank to its directors and executive officers have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than a normal risk of collectibility or present other unfavorable features.

LEGAL PROCEEDINGS

The Company is not a party to any pending legal proceeding, other than ordinary routine litigation incidental to the business, with the exception of the following pending actions filed against the Company:

1. The Company is in litigation with another financial institution group (Plaintiff) with a similar name. The suit alleges the Company infringed on the Plaintiff’s federally registered trademarks. The Plaintiff seeks both damages and injunctive relief against the Company. The Company has asserted several defenses against the Plaintiff’s claims and has also asserted a counterclaim against the Plaintiff seeking injunctive relief and damages for the Plaintiff’s trademark usage within the Company’s trade area. The Company is pursuing its defenses and counterclaims. Management is unable to reasonably estimate the amount of liability which may be incurred if an adverse decision is rendered because it is dependent upon the interpretation by the court as to which party infringed the other party’s trademarks.

2. There is pending an action filed by the Commissioner of Insurance for the State of Georgia against multiple defendants, including Capitol City Bank & Trust Company, a subsidiary of Capitol City Bancshares, Inc., in the Superior Court of Fulton County, Civil Action Number 2005-CV-98868. The plaintiff seeks to recover from the Bank alleged preferential or fraudulent payments of approximately $400,000 made to the Bank by co-defendant Providers Direct Health Plan of Georgia, Inc. (“PDHP”) prior to PDHP going into receivership. The plaintiff also seeks to recover funds offset by the Bank of debts of PDHP from accounts held by it with the Bank totaling approximately $400,000. The plaintiff further alleges the Bank made fraudulent or negligent misrepresentations to the Department of Insurance regarding the capitalization of PDHP, and seeks to recover additional damages resulting from PDHP’s insolvency, alleged to be in excess of $5,000,000. In addition, some of the other defendants have asserted cross claims against the Bank, alleging that they relied on advice negligently furnished to them by the Bank and seeking to recover from the Bank any damages which the plaintiff may recover against them. The Bank disputes these allegations altogether and has asserted claims against eleven persons who benefitted from the set-off and the alleged fraudulent transfers; however, the lawsuit could result in a large expenditure in attorney fees, costs of litigation, and the potential liability for damages as described above. The Company has accrued $200,000 in the event of an unfavorable outcome.

There are further no “material” pending legal proceedings, other than ordinary routine litigation incidental to the business of the Company, to which the Company or any of its subsidiaries is a party or of which any of their property is subject. Material proceedings are defined as claims for damages where the amount involved, exclusive of interest and cost, exceeds ten percent of the current assets of the Company and its subsidiaries on a consolidated basis.

During the previous five years, no director or executive officer was the subject of a legal proceeding (as defined below) that is material to an evaluation of the ability or integrity of any director or executive officer. A “legal proceeding” includes: (a) any bankruptcy petition filed by or against any business of which such person was a general partner or executive prior to that time; (b) any conviction in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) any order, judgment, or decree of any court of competent jurisdiction, or any Federal or State authority permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of commodities business, securities or banking activities; and (d) any finding by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission of a violation of a federal or state securities or commodities law (such finding having not been reversed, suspended or vacated).

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 and regulations of the SEC require our executive officers and directors and persons who beneficially own more than ten percent of any class of our equity securities, as well as certain affiliates of such persons to file initial reports of ownership of any equity securities of Capitol City Bancshares, Inc. and subsequent reports of changes in ownership of such securities with the SEC. Such persons also are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company under Rule 16a-3(d) during 2005 and Form 5 and amendments thereto furnished to the Company during 2005, no person who, at any time during 2005, was a director, officer or beneficial owner of more than 10% of any class of equity securities of the Company failed to file on a timely basis any reports required by Section 16(a) during the 2005 fiscal year or previously.

INDEPENDENT PUBLIC ACCOUNTANT

The firm of Mauldin & Jenkins, LLC, Atlanta, Georgia, has served as our independent accountants each year from 1994 to May 18, 2004, at which time the Audit

Committee of the Board of Directors selected Nichols, Cauley & Associates, LLC as the new independent accountants. Our Audit Committee of the Board of Directors has selected Nichols, Cauley & Associates, LLC to serve as our independent accountants for the fiscal year ending December 31, 2006.

During fiscal year 2005 and 2004, the Company retained its principal independent accountants to provide services in the following categories and amounts:

	2005	2004
Audit Fees	$82,548	78,239
Audit Related Fees (EDP reviews and various research of accounting matters)	$0	5,656
Tax Fees (Completion of corporate tax returns, federal and state and research of related tax issues).	$0	10,369
All other Fees (internal audit procedures)	$0	13,923

	$82,548	108,187

All audit and non-audit services are pre-approved by the Audit Committee.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

On May 18, 2004, the Audit Committee of the Board of Directors of Capitol City Bancshares, Inc. notified Mauldin & Jenkins, LLC that it was being dismissed as the independent accountants of the Company. The Audit Committee of the Board of Directors of the Company approved the decision to change auditors. The reports of Mauldin & Jenkins, LLC on the financial statements of the Plan for the fiscal years ended December 31, 2003 and 2002, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audits for the two most recent fiscal years and through May 18, 2004, there were no disagreements with Mauldin & Jenkins, LLC on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreement, if not resolved to the satisfaction of Mauldin & Jenkins, LLC, would have caused them to make reference thereto in their reports on the financial statements for such years. During the two most recent fiscal years and through May 18, 2004, there have been no reportable events (as defined by Regulation S-K Item 304(a)(1)(v)). The Company has provided Mauldin & Jenkins, LLC with a copy of the foregoing disclosure and has requested that Mauldin & Jenkins, LLC furnish it with a letter addressed to the Securities and Exchange Commission (the “SEC”) stating whether or not it agrees with the above statements. Mauldin & Jenkins, LLC did in fact agree with the above statements.

On May 18, 2004, the Audit Committee of the Board of Directors selected Nichols, Cauley & Associates, LLC as the Company’s new independent accountants. Nichols, Cauley & Associates, LLC has been engaged to audit the Company’s financial statements for the year ended December 31, 2006. There have been no changes in or disagreements with Nichols, Cauley & Associates, LLC on accounting and financial disclosures in 2005.

SHAREHOLDER PROPOSALS FOR 2007 MEETING

Shareholder proposals that are intended to be presented at next year’s Annual Meeting of Shareholders must be received by us no later than February 1, 2007, in order to be included in our proxy statement and related proxy materials for that meeting. Any such proposal must comply with the rules and regulations of the Securities and Exchange Commission.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders wishing to communicate with the Board of Directors or with a particular director may do so in writing addressed to the Board, or to the particular director, and sending it to the Secretary of the Company at the Company’s principal office at 562 Lee Street, S.W., Atlanta, Georgia 30310.

The Company does not have a formal policy for director attendance at the Company’s annual meeting; however, all directors are encouraged to attend. All of the members of the Board of Directors attended last year’s annual meeting.

OTHER MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING

Our Board of Directors knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Shareholders which may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the Company’s best interest.

ANNUAL REPORTS

Upon receipt of a written request, we will furnish, without charge, any owner of common stock of the Company a copy of its Annual Report to the Securities and Exchange Commission on Form 10-KSB (the “10-K”) for the fiscal year ended December 31, 2005, including financial statements and the schedules thereto. Copies of exhibits to the 10-KSB are also available upon specific request and payment of a reasonable charge for reproduction. Such requests should be directed to the Secretary of the Company at the address indicated on the front of this proxy statement.

APPENDIX A

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND PLAN OF OPERATION

General

The purpose of this discussion is to focus on information about our financial condition and results of operations which are not otherwise apparent from the consolidated financial statements included in this Annual Report. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis. Historical results of operations and any trends which may appear are not necessarily indicative of the results to be expected in future years.

Forward-Looking Statements

This annual report contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies, and our expectations. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations include, but are not limited to, changes in interest rates, general economic conditions, legislation and regulation, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of our loan or securities portfolio, demand for loan products, deposit flows, competition, demand for financial services in our market area, and accounting principles and guidelines. You should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We will not publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Summary

In 2005, we continued to expand into other markets as our Albany and Savannah, Georgia branches continued to grow in loans and deposits and we opened a branch in Augusta, Georgia.

During 2005, we continued to experience strong growth in total assets, total interest-earning assets, total loans and total deposits. As of December 31, 2005, we reported total assets of $241.1 million, an increase of 26.4% over 2004. Total interest-earning assets and total deposits increased by $47.8 million, or 26.68%, and $44.3 million, or 25.5%, respectively, as of December 31, 2005. Total loans increased by $32.3 million, or 23.1%, as compared to the same period in 2004. Net income for the year ended December 31, 2005 increased by $389,000 as compared to the year ended December 31, 2004.

Critical Accounting Policies

We have established policies to govern the application of accounting principles in the preparation of our financial statements. Our significant accounting policies are described in Note 1 to the Consolidated Financial Statements. Certain accounting policies involve assumptions and decisions by management which may have a material impact on the carrying value of certain assets and liabilities, and the results of operations. We consider these accounting policies to be our critical accounting policies. The assumptions and decisions used by management are based on current historical data as well as other factors which are believed to be reasonable considering the circumstances.

Allowance for Loan Losses

We believe the allowance for loan losses is a critical accounting policy that requires the most significant decisions and estimates used in the preparation of our consolidated financial statements. The allowance for loan losses represents management’s estimate of probable loan losses inherent in the loan portfolio.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of loans in light of historical experience, the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, current economic conditions that may affect the borrower’s ability to pay, estimated value of underlying collateral and prevailing economic conditions.

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This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A substantial portion of our loan portfolio is secured by commercial real estate and residential real estate, with a concentration in church loans. The majority of those loans are secured by real estate in our primary market areas. The ultimate collectibility of a substantial portion of our loan portfolio is susceptible to changes to market conditions in our primary market areas.

Liquidity and Capital Resources

Liquidity management involves the matching of the cash flow requirements of customers who may be either depositors desiring to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs and our ability to meet those needs. We seek to meet liquidity requirements primarily through management of federal funds sold, securities available for sale, Federal Home Loan Bank advances, monthly amortizing loans, and the repayment of maturing single payment loans. We also maintain relationships with correspondent banks which can provide funds on short notice.

Our liquidity and capital resources are monitored on a periodic basis by management and state and federal regulatory authorities. At December 31, 2005, our liquidity ratio was considered satisfactory. We review liquidity on a periodic basis to monitor and adjust liquidity as necessary. We have the ability to adjust liquidity by selling securities available for sale, selling participations in loans and accessing available funds through various borrowing arrangements with correspondent banks.

At December 31, 2005, our capital to asset ratios were considered well-capitalized based on guidelines established by regulatory authorities. During 2005, our total equity increased by $1.6 million. This increase consists of net income of $2.1 million, exercise of stock options and the related tax benefit of $213,000; offset by a decrease in accumulated other comprehensive income, net of tax, of $630,000 and dividends paid of $128,000. At December 31, 2005, our total stockholders’ equity amounted to approximately $13.4 million.

The primary source of funds available to the holding company is the payment of dividends by our subsidiaries. Banking regulations limit the amount of the dividends that may be paid by our bank subsidiary without prior approval of the Bank’s regulatory agency. Currently, approximately $1.2 million can be paid by the Bank to the holding company without regulatory approval. The payment of dividends is decided by the Board of Directors based on factors available to them at the time of declaration.

Banking regulations require us to maintain minimum capital levels in relation to assets. At December 31, 2005, the Company’s and Bank’s capital ratios were considered well capitalized based on regulatory minimum capital requirements. The minimum capital requirements and the actual capital ratios on a consolidated basis and for the Bank at December 31, 2005 are as follows:

	Company	Bank	Regulatory Requirements
Leverage capital ratio	7.33%	7.36%	4.00%
Risk-based capital ratios:
Tier1 capital	8.82%	8.85%	4.00%
Total capital	10.24%	10.27%	8.00%

We are not aware of any other recommendations by the regulatory authorities, events or trends, which, if they were to be implemented, would have a material effect on our liquidity, capital resources, or operations.

Contractual Obligations and Off-Balance Sheet Commitments

The Bank, in the normal course of business, commits to extend credit in the form of letters of credit and lines of credit. The amount of outstanding loan commitments and letters of credit at December 31, 2005 and 2004 were $17.2 million and $17.0 million, respectively. Commitments to extend credit generally have fixed expiration dates or other termination provisions and may require payment of a fee. Since many of the commitments expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

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The following tables present the Company’s contractual obligations and commitments as of December 31, 2005.

	Payments Due After December 31, 2005
	Total	1 Year or Less	1-3 Years	4-5 Years	After 5 Years
	(Dollars in Thousands)
Note payable	$707	$71	$141	$141	$354
Company guaranteed trust-preferred securities	3,403	—	—	—	3,403

Total contractual cash obligations	$4,110	$71	$141	$141	$3,757

We did not have any material commitments for capital expenditures at December 31, 2005.

	Amount of Commitments per Period
	(Dollars in Thousands)
	Total Amounts Committed	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Other Contractual Commitments
Commitments to extend credit	$14,759	$11,334	$1,473	$687	$1,265
Customer letters of credit	2,409	994	—	1,415	—

Total commitments	$17,168	$12,328	$1,473	$2,102	$1,265

Effects of Inflation

The impact of inflation on banks differs from its impact on non-financial institutions. Banks, as financial intermediaries, have assets which are primarily monetary in nature and which tend to fluctuate in concert with inflation. A bank can reduce the impact of inflation if it can manage its rate sensitivity gap. This gap represents the difference between rate sensitive assets and rate sensitive liabilities. We, through our asset-liability committee, attempt to structure the assets and liabilities and manage the rate sensitivity gap, thereby seeking to minimize the potential effects of inflation. For information on the management of our interest rate sensitive assets and liabilities, see the “Asset/Liability Management” section.

BALANCE SHEETS

Total assets increased approximately $50.4 million or 26.4% from 2004 to 2005 compared to an increase of $53.6 million for the year ended December 31, 2004. The most significant increase was in total loans which increased by $32.3 million. Securities available for sale increased in 2005 by $17.4 million. Our loan to deposit ratio was 79.2% at December 31, 2005 compared to 80.7% at December 31, 2004.

The increase in assets was funded primarily by an increase in deposits of $44.3 million or 25.5% as compared to a $55.0 million increase in 2004. The net increase was made up of an increase in interest-bearing deposits of $37.5 million and an increase in noninterest-bearing deposits of $6.8 million. Time deposits of $100,000 or more increased during this same time period by $4.0 million, to $37.9 million. Noninterest-bearing deposits accounted for 15.1% and 15.0% of total deposits at December 31, 2005 and 2004, respectively. The significance of a high ratio of noninterest-bearing deposits to total deposits is a higher net interest spread and net interest margin. Brokered certificates of deposit increased $17.5 million to $33.8 million as of December 31, 2005.

Average total assets increased $58.8 million from 2004 to 2005. Average interest-earning assets increased $59.1 million from 2004 to 2005, including an increase in average total loans of $43.3 million. Average interest-bearing liabilities increased during the same period by $53.4 million from $120.7 to $174.1 million. These increases in average balances for the year ended December 31, 2005 reflect steady and consistent growth during the year. The increase in average total assets and loans for the year reflect increases of 37.0% and 38.1%, respectively. Comparison of average balances indicates a pattern of sustained growth for the year.

The specific economic and credit risks associated with our loan portfolio, especially the real estate portfolio, include, but are not limited to, a general downturn in the economy which could affect unemployment rates in our market areas, general real estate market deterioration, interest rate fluctuations, deteriorated collateral, title defects, inaccurate appraisals, and financial deterioration of borrowers. Construction and development lending can also present other specific risks to the lender such as whether developers can find builders to buy lots for home construction, whether the builders can obtain financing for the construction, whether the builders can sell the home to a buyer, and whether the buyer can obtain permanent financing. Currently, real estate values and employment

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trends in our market areas have remained stable. The general economy and loan demand declined slightly during 2001 and continued to decline throughout 2002. In 2003, the economy began to show signs of improvement which continued through 2004 and 2005. Our growth has not been significantly impacted by the previously mentioned economic conditions.

We constantly attempt to reduce economic and credit risks not only by adherence to loan to value guidelines, but also by investigating the creditworthiness of our borrowers and monitoring the borrower’s financial position. Also, we periodically review our lending policies and procedures to insure that we are complying with external rules and regulations as well as internal policies. State banking regulations limit exposure by prohibiting secured loan relationships that exceed 25% of our statutory capital and unsecured loan relationships that exceed 15% of statutory capital.

RESULTS OF OPERATIONS

Our profitability is determined by our ability to effectively manage interest income and expense, to minimize loan and securities losses, to generate noninterest income, and to control noninterest expense. Because interest rates are determined by market forces and economic conditions beyond our control, the ability to generate net interest income is dependent upon our ability to obtain an adequate spread between the rate earned on interest-earning assets and the rate paid on interest-bearing liabilities. Thus, the key performance measure for net interest income is the interest margin or net yield, which is net interest income divided by total average interest-earning assets. Interest-earning assets consist of interest-bearing deposits at other financial institutions, loans, securities, and federal funds sold. Interest-bearing liabilities consist of interest-bearing deposits, note payable, securities sold under repurchase agreements and trust preferred securities.

The yield on interest-earning assets increased by 62 basis points to 7.65% in 2005, as compared to 7.03% in 2004. The increase in the yield on interest-earning assets is primarily the result of the increase in average loans, which increased $43.3 million. Average loans represented 76.2% and 77.4% of total interest-earning assets at December 31, 2005 and 2004, respectively. Due to the increase in volume in interest-earning assets, we were able to increase our net interest income for the year ended December 31, 2005 as compared to the same period in 2004. The net effect on net interest income was an increase of $2.3 million, or 33.4% as compared to 2004. The net yield on average interest-earning assets decreased 23 basis points to 4.52% during 2005 from 4.75% during 2004 due in part to the increase in the yield on interest-bearing liabilities which increased 92 basis points to 3.70% in 2005 compared to 2.78% in 2004. The increase in the rate paid on interest-bearing liabilities is due to the increase of $17.5 million in brokered certificates of deposit as compared to December 31, 2004. Brokered deposits typically demand higher rates which has directly impacted our net interest margin. Brokered deposits are a secondary source of funding loan demand. The increase in the yield on interest-earning assets and rates paid on interest-bearing liabilities is impacted by the 200 basis point increase in Prime Rate since December 31, 2004.

The allowance for loan losses represents an allowance for potential losses in the loan portfolio. The provision for loan losses is a charge to operations which we determine is necessary to adequately fund the allowance for loan losses. The allowance is based on a number of factors including the growth of the loan portfolio, net charge-offs incurred, past experience, and our review and evaluation of potential losses in the loan portfolio. The provision for loan losses increased for the year ended December 31, 2005 from $604,000 to $775,000, or by $171,000. The increase in the provision for loan losses is due to the increase in total loans and increases in net charge-offs during 2005.

Total loan charge-offs increased by $214,000 from $194,000 in 2004 to $408,000 for the year ended 2005, and recoveries increased from $75,000 to $210,000, resulting in net charge-offs of $198,000 and $119,000 for the years ended December 31, 2005 and 2004, respectively. The increase in net charge-offs of $79,000 resulted in a net charge-off to average loans ratio of 0.13% in 2005 as compared to 0.10% in 2004.

Our allowance for loan loss was $2.8 million at December 31, 2005 compared to $2.2 million at December 31, 2004. The allowance as a percentage of total loans increased to 1.60% in 2005 as compared to 1.56% in 2004. As of December 31, 2005, there were $2.6 million of impaired loans as compared to $5.0 million in 2004. Impaired loans consist of non-accrual loans and we have determined that a valuation allowance of approximately $288,000 is required for these loans as of December 31, 2005. Due to collateral values on the underlying collateral, we do not anticipate significant additional losses related to identified impaired loans. Past due loans greater than 90 days and still accruing interest increased at December 31, 2005 as compared to 2004, from $5,000 to $944,000. In addition to non-accrual loans, the Company also has other real estate, which is considered a nonperforming asset. At December 31, 2005, the balance in other real estate was $3.0 million compared to $131,000 at December 31, 2004. This increase consists of two pieces of property which are being carried at fair value. Management does not anticipate any significant losses related to other real estate. Considering all these circumstances and the provisions for loan losses recognized in 2005, we believe that the allowance for loan losses is adequate to cover any potential losses in the loan portfolio at December 31, 2005.

Other income increased $175,000 or 6.9% in 2005 compared to an increase of $161,000 in 2004. Included in other income are service charges on deposit accounts which include monthly service charges on transaction accounts, insufficient funds charges, and other miscellaneous maintenance fees. Approximately 72% and 73% of the service charge income is generated from insufficient funds charges for the years ended December 31, 2005 and 2004, respectively. Mortgage origination income increased by $140,000 in 2005 as our mortgage company completed its third full year of operations.

4

Other expenses increased $1.7 million or 27.2% during 2005 compared to $988,000 in 2004. The increase is due partially to an increase in salaries and employee benefits of $548,000. The increase in salaries and employee benefits is due to increases in the number of full-time equivalent employees, cost of benefits, and annual salary increases. The number of employees increased in 2005 to 76 from 65. Other operating expenses increased $1.0 million in 2005 as compared to $511,000 in 2004. We continue to be a high volume, consumer oriented bank. This strategy continues to be beneficial to us in many ways; however, with high volume comes increased expenses, costs and operating losses. We closely monitor these activities and the related costs. The most significant increases in other expenses were increases of $258,000 in other losses and an increase of $105,000 in computer expenses for the year ended December 31, 2005. The increase in other losses is partially due to a $200,000 contingency for a lawsuit filed by the Commissioner of Insurance for the State of Georgia against multiple defendants, including the Company. Legal expenses increased $216,000 to $381,000 and included expenses incurred related to litigation involving a dispute with another financial institution over the legal name of our bank subsidiary as well as the aforementioned lawsuit.

During 2005, we recognized income tax expense of $983,000 compared to $771,000 in 2004. The effective tax rate was 31% for the years ended December 31, 2005 and 2004. We continue to invest in tax-free securities as a means of minimizing our tax expense.

SELECTED FINANCIAL INFORMATION AND STATISTICAL DATA

The tables and schedules on the following pages set forth certain significant financial information and statistical data with respect to: the distribution of assets, liabilities and stockholders’ equity; interest rates and interest differentials; interest rate sensitivity gap ratios; the security portfolio; the loan portfolio, including types of loans, maturities and sensitivities to changes in interest rates and risk elements; summary of the loan loss experience and allowance for loan losses; types of deposits; and the return on equity and assets.

Average Balances

The condensed average balance sheets for the periods included are presented below.(1)

	Years Ended December 31,
	2005	2004
	(Dollars in Thousands)
ASSETS
Cash and due from banks	$4,258	$4,726
Taxable securities	33,234	17,568
Nontaxable securities	11,970	13,112
Unrealized gains (losses) on securities available for sale	(176)	526
Federal funds sold	3,834	2,513
Loans (2)(3)	156,842	113,568
Allowance for loan losses	(2,128)	(1,600)
Other assets	9,869	8,528

	$217,703	$158,941

Total interest-earning assets	$205,880	$146,761

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$29,608	$25,460
Interest-bearing demand and savings	34,029	34,780
Time	134,810	80,682

Total deposits	198,447	140,922
Note payable	682	514
Securities sold under repurchase agreements	1,247	1,289
Company guaranteed trust preferred securities	3,403	3,403
Other liabilities	1,153	1,333

Total liabilities	204,932	147,461

Stockholders’ equity (4)	12,771	11,480

	$217,703	$158,941

Total interest-bearing liabilities	$174,171	$120,668

(1)	Average balances were determined using the daily average balances.

5

(2)	Nonaccrual loans of $4.4 million and $3.2 million are included in the average balances of loans for 2005 and 2004, respectively.

(3)	Loans are net of deferred loan fees and unearned interest.

(4)	Includes net unrealized gains (losses) on securities available for sale, net of tax.

Interest Income and Interest Expense

The following table sets forth the amount of our interest income or interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net yield on average interest-earning assets.

	Years Ended December 31,
	2005		2004
	Interest	Average Rate	Interest	Average Rate
	(Dollars in Thousands)
INTEREST INCOME:
Interest on loans (1)	$13,873	8.85%	$9,133	8.04%
Interest on taxable securities	1,299	3.91	638	3.63
Interest on nontaxable securities (2)	455	3.80	516	3.94
Interest on federal funds sold	117	3.05	34	1.35

Total interest income	15,744	7.65	10,321	7.03

INTEREST EXPENSE:
Interest on interest-bearing demand and savings deposits	761	2.24%	693	1.99%
Interest on time deposits	5,402	4.01	2,449	3.03
Interest on notes payable	39	5.72	21	4.08
Interest on securities sold under repurchase agreements	22	1.76	21	1.63
Interest on company guaranteed trust preferred securities	224	6.58	167	4.90

Total interest expense	6,448	3.70	3,351	2.78

NET INTEREST INCOME	$9,296		$6,970

Net interest spread		3.95%		4.25%

Net yield on average interest-earning assets		4.52%		4.75%

(1)	Interest on loans includes approximately $1.3 million and $1.2 million of loan fee income for the years ended December 31, 2005 and 2004, respectively.

(2)	Yields on nontaxable securities are not presented on a tax-equivalent basis.

Rate and Volume Analysis

The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected our interest income and expense during the year indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) change in volume (change in volume multiplied by old rate); (2) change in rate (change in rate multiplied by old volume); and (3) a combination of change in rate and change in volume. The changes in interest income and interest expense attributable to both volume and rate have been allocated proportionately to the change due to volume and the change due to rate.

6

	2005 vs. 2004 Changes Due To:
	Rate	Volume	Increase (Decrease)
	(Dollars in Thousands)
Increase (decrease) in:
Interest on loans	$991	$3,749	$4,740
Interest on taxable securities	52	609	661
Interest on nontaxable securities	(17)	(44)	(61)
Interest on federal funds sold	59	24	83

Total interest income	1,085	4,338	5,423

Interest on interest-bearing demand and savings deposits	84	(16)	68
Interest on time deposits	961	1,992	2,953
Interest on note payable	10	8	18
Interest on securities sold under repurchase agreements	2	(1)	1
Interest on company guaranteed trust preferred securities	57	—	57

Total interest expense	1,114	1,983	3,097

Net interest income	$(29)	$2,355	$2,326

Asset/Liability Management

Our objective is to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, and capital policies. Certain officers are charged with the responsibility for monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix. It is the overall philosophy of management to support asset growth primarily through growth of core deposits of all categories deposited by individuals and corporations in our primary market area.

Our asset/liability mix is monitored on a regular basis. The objective of this policy is to monitor interest rate sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on earnings. An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If our assets and liabilities were equally flexible and move concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

A simple interest rate “gap” analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, we also evaluate how the repayment of particular assets and liabilities is impacted by changes in interest rates.

Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as “interest rate caps and floors”) which limit the amount of changes in interest rates. Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease during periods of rising interest rates.

Changes in interest rates also affect our liquidity position. We currently price deposits in response to market rates and it is our intention to continue this policy. If deposits are not priced in response to market rates, a loss of deposits could occur which would negatively affect our liquidity position.

7

At December 31, 2005, our cumulative one year interest rate sensitivity gap ratio was 167%. The Company’s targeted ratio is 80% to 120% in this time horizon. This indicates that our interest-earning assets will reprice during this period at a rate faster than our interest-bearing liabilities.

The following table sets forth the distribution of the repricing of our interest-earning assets and interest-bearing liabilities as of December 31, 2005, as well as the interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate sensitivity gap, the interest rate sensitivity gap ratio (i.e., interest rate sensitive assets divided by interest rate sensitive liabilities) and the cumulative interest rate sensitivity gap ratio. The table also sets forth the time periods in which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of our customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact reprice at different times within such period and at different rates.

	Within Three Months	After Three Months But Within One Year	After One Year But Within Five Years	After Five Years	Total
		(Dollars in Thousands)
Interest-earning assets:
Interest-bearing deposits	$111	$—	$—	$—	$111
Federal funds sold	2,036	—	—	—	2,036
Securities available for sale	2,211	3,439	39,673	6,770	52,093
Restricted equity securities	378	—	—	—	378
Loans	122,431	17,059	29,508	3,506	172,504

	127,167	20,498	69,181	10,276	227,122

Interest-bearing liabilities:
Interest-bearing demand deposits and savings	33,543	—	—	—	33,543
Certificates, less than
$100,000	7,655	13,047	92,864	—	113,566
Certificates, $100,000 and over	10,779	15,392	11,761	—	37,932
Note payable	707	—	—	—	707
Securities sold under repurchase agreements	4,000	—	—	—	4,000
Company guaranteed trust preferred securities	3,403	—	—	—	3,403

	60,087	28,439	104,625	—	$193,151

Interest rate sensitivity gap	$67,080	$(7,941)	$(35,444)	$10,276

Cumulative interest rate sensitivity gap	$67,080	$59,139	$23,695	$33,971

Interest rate sensitivity gap ratio	2.12	0.72	0.66

Cumulative interest rate
sensitivity gap ratio	2.12	1.67	1.12	1.18

8

We have included all interest-bearing demand deposits and savings deposits in the three month maturity category because these deposits can be withdrawn immediately and reprice immediately. However, based on our experience, the majority of these deposits are expected to remain in the Bank regardless of interest rate movements.

We actively manage the mix of asset and liability maturities to control the effects of changes in the general level of interest rates on net interest income. Except for its effect on the general level of interest rates, inflation does not have a material impact on us due to the rate variability and short-term maturities of our earning assets. In particular, approximately 81% of the loan portfolio is comprised of loans that mature or reprice within one year.

SECURITIES PORTFOLIO

Types of Securities

The carrying value of securities at the dates indicated are summarized as follows:

	December 31,
	2005	2004
	(Dollars in Thousands)
U.S. Government and federal agencies	$37,182	$18,673
State and municipal securities	11,818	12,831
Other securities, including equity securities(1)	3,471	3,475

	$52,471	$34,979

(1)	For presentation purposes, the equity securities are not included in the maturity table below because they have no contractual date.

Maturities

The amounts of debt securities in each category as of December 31, 2005 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one through five years, (3) after five through ten years and (4) greater than ten years.

	U.S. Government and federal agencies		State and Municipal Securities		Other Securities
	Amount	Yield (1)	Amount	Yield (1)(2)	Amount	Yield
	(Dollars in Thousands)
One year or less	$834	2.68%	$834	4.02%	$2,423	6.57%
After one through five years	13,524	3.67	7,727	3.75	517	6.48%
After five through ten years	2,815	3.69	2,495	3.78	—	—
Greater than ten years	20,009	4.22	762	4.30	103	7.83%

	$37,182	3.11%	$11,818	3.81%	$3,043	6.59%

(1)	Yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security.

(2)	Yields on state and municipal securities are not stated on a tax-equivalent basis.

For the purpose of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of underlying collateral. The mortgage-backed securities may mature earlier than their weighted-average contractual maturities because of principal prepayments.

9

LOAN PORTFOLIO

Types of Loans

The amount of total loans outstanding at the indicated dates is shown in the following table according to type of loans.

	December 31,
	2005	2004
	(Dollars in Thousands)
Commercial	$28,884	$27,482
Real estate-construction	1,069	1,372
Real estate-mortgage	136,692	103,817
Consumer	6,730	8,270
Other	—	—

	$173,375	$140,941

As of December 31, 2005 and 2004, we had made no allocations of our allowance for loan losses to specific categories of loans. Based on our best estimate, the allocation of the allowance for loan losses to types of loans, as of the indicated dates, is as follows:

	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans
	(Dollars in Thousands)
Commercial	$1,529	16.66%	$1,434	19.50%
Real estate	519	79.46	384	74.63
Consumer installment and other	715	3.88	368	5.87

	$2,763	100.00%	$2,186	100.00%

Maturities and Sensitivities to Changes in Interest Rates

Total loans as of December 31, 2005 are shown in the following table according to maturity classifications (1) one year or less (2) after one through five years and (3) after five years.

Dollars in Thousands 2005
Commercial
One year or less	$12,762
After one through five years	13,344
After five years	2,778

$28,884

Construction
One year or less	$1,069

After one through five years	—
After five years	—

$1,069

Other
One year or less	$42,114
After one through five years	93,627
After five years	7,681

143,422

$173,375

10

The following table summarizes loans at December 31, 2005 with due dates after one year which have predetermined interest rates or floating or adjustable interest rates.

Dollars in Thousands
Predetermined interest rates	$30,105
Floating or adjustable interest rates	87,325

$117,430

Risk Elements

The following table presents, at the dates indicated, the aggregate of nonperforming loans for the categories indicated.

	December 31,
	2005	2004
	(Dollars in Thousands)
Loans accounted for on a nonaccrual basis	$2,556	$5,013
Installment loans and term loans contractually past due ninety days or more as to interest or principal payments and still accruing	944	5
Loans, the terms of which have been renegotiated to provide a reduction or deferral of interest or principal because of deterioration in the financial position of the borrower	—	—
Loans now current about which there are serious doubts as to the ability of the borrower to comply with present loan repayment terms	—	—

A loan is placed on nonaccrual status when, in the opinion of management, the collection of interest income is considered doubtful. Interest on loans that are classified as nonaccrual is recognized when received. In some cases, where borrowers are experiencing financial difficulties, loans may be restructured to provide terms significantly different from the original contractual terms.

The reduction in interest income associated with nonaccrual loans as of December 31, 2005 is as follows:

Interest income that would have been recorded on nonaccrual loans under original terms	$241,871
Interest income that was recorded on nonaccrual loans	$4,168

In the opinion of management, any loans classified by regulatory authorities as doubtful, substandard or special mention that have not been disclosed above do not (i) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources, or (ii) represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms. Any loans classified by regulatory authorities as loss have been charged off.

SUMMARY OF LOAN LOSS EXPERIENCE

The provision for loan losses is created by direct charges to operations. Losses on loans are charged against the allowance in the period in which such loans, in management’s opinion, become uncollectible. Recoveries during the period are credited to this allowance. The factors that influence management’s judgment in determining the amount charged to operating expense are: composition of the loan portfolio, evaluation of possible future losses, current economic conditions, past experience, and other relevant factors. The allowance for loan losses is reviewed periodically and based on management’s evaluation of current risk characteristics of the loan portfolio, as well as the impact of prevailing and expected economic business conditions. Management considers the allowance for loan losses adequate to cover possible loan losses on the loans outstanding.

11

The following table summarizes average loan balances for each year determined using the daily average balances during the year; changes in the allowance for loan losses arising from loans charged off; additions to the allowance which have been recovered or charged to operating expense; and the ratio of net charge-offs during the year to average loans.

	December 31,
	2005	2004
	(Dollars in Thousands)
Average balance of loans outstanding	$156,842	$113,568

Balance of allowance for loan losses at beginning of year	$2,186	$1,701

Charge-offs:
Installment	(192)	(159)
Commercial	(56)	(7)
Real estate	(160)	(28)

	(408)	(194)

Recoveries:
Installment	72	50
Commercial	80	8
Real estate	58	17

	210	75

Net charge-offs	(198)	(119)

Addition to allowance charged to operating expenses	775	604

Balance of allowance for loan losses	$2,763	$2,186

Ratio of net loan charge-offs to average loans	0.13%	0.10%

DEPOSITS

Average amount of deposits and average rate paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand and savings deposits and time deposits, for the year indicated is presented below.

	Years Ended December 31,
	2005		2004
	Amount	Rate	Amount	Rate
	(Dollars in Thousands)
Noninterest-bearing demand	$29,608	—%	$25,460	—%
Interest-bearing demand and savings	34,029	2.24	34,780	1.99
Time deposits	134,810	4.01	80,682	3.03

Total	$198,447	3.65%	$140,922	2.72%

The following table presents the maturities of time deposits of $100,000 or more as of December 31, 2005 for the periods indicated.

(Dollars in Thousands)
Three months or less	$10,679
Over three through twelve months	15,492
Over twelve months	11,762

Total	$37,933

12

RETURN ON EQUITY AND ASSETS

The following table shows return on assets, return on equity, dividend payout ratio and stockholders’ equity to assets ratio for the years indicated.

	Year Ended December 31,
	2005	2004
Return on assets (1)	.98%	1.10%
Return on equity (2)	16.77	15.27
Dividend payout (3)	6.00	6.10
Equity to assets (4)	5.87	7.22

(1)	Net income divided by average total assets.

(2)	Net income divided by average equity.

(3)	Dividends declared per share of common stock divided by basic earnings per share.

(4)	Average equity divided by average total assets.

13

APPENDIX B

Capitol City Bank

2006 Employee Stock Purchase Plan

Capitol City Bank

Employee Stock Purchase Plan

i

ARTICLE I - PURPOSE

1.01 Purpose

The Capitol City Bank Employee Stock Purchase Plan is intended to provide employees of the Capitol City Bank with an opportunity to purchase Common Stock of Capitol City Bancshares, Inc. through accumulated payroll deductions. It is the intention of Capitol City Bancshares, Inc. that the Plan be considered an “employee stock purchase plan” under Code Section 423. The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of Section 423 and related sections of the Code.

ARTICLE II - DEFINITIONS

2.01. “Account” shall mean the separate bookkeeping account which shall be established for each Participant to record the payroll deductions made on the Participant’s behalf to purchase shares of Common Stock under the Plan.

2.02. “Bank” shall mean Capitol City Bancshares, Inc., a Georgia corporation and any Designated Subsidiary of Capitol City Bancshares, Inc. Bank shall be deemed to include any corporation into which such entity shall be merged or consolidated.

2.03. “Board” or “Board of Directors” shall mean the Board of Directors of Capitol City Bancshares, Inc.

2.04. “Change in Control” shall mean the dissolution, liquidation, reorganization, merger, consolidation of the Bank with one or more corporations as a result of which the Bank is not the surviving corporation, or a sale of substantially all of the property or stock of the Bank to another corporation.

2.05. “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.06. “Committee” shall mean the committee appointed to administer the Plan pursuant to Article XI of this document.

2.07. “Common Stock” shall mean the Bank’s common stock.

2.08. “Compensation” shall mean the base pay received by an Employee from the Bank or a Designated Subsidiary and includable in the Employee’s gross income for federal income tax purposes other than any taxable reimbursements. By way of illustration, but not limitation, “Compensation” shall include regular compensation such as salary, wages, overtime, shift differentials and commissions, but shall exclude bonuses, incentive compensation, relocation reimbursements, expense reimbursements, tuition or other reimbursements, and income realized as a result of participation in any stock option, stock purchase, or similar plan of the Bank or any Designated Subsidiary.

2.09. “Designated Subsidiary” shall mean any present or future corporation or other entity which (i) would be a “subsidiary corporation” of the Bank (as that term is defined in Section 421 et. seq. of the Code) and (ii) is designated as a sponsor of the Plan by the Committee.

2.10. “Employee” means any person who is employed by the Bank for the purposes of Section 423(b)(4) of the Code. An otherwise eligible person who is on a leave of absence shall be considered an Employee for Plan purposes to the extent that such leave of absence does not exceed ninety (90) days or the individual’s right to reemployment is guaranteed by either applicable statute or employment agreement. If the leave of absence exceeds ninety (90) days and reemployment is not guaranteed as indicated above, the individual shall be considered terminated for Plan purposes on the ninety-first (91) day of the leave of absence.

2.11. “Fair market value” means the value of Common Stock, as of any date, determined as follows:

(a)	If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, its Fair Market Value shall be the closing sales price (rounded up where necessary to the nearest whole cent) for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market on the Trading Day prior to the relevant determination date, as reported in The Wall Street Journal or such other source as the Board deems reliable;

(b)	If the Common Stock is regularly quoted by a recognized securities dealer, but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Common Stock on the date of such determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; or

(c)	In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

2.12. “Initial Public Offering” shall mean the first instance in which the Bank’s Common Stock is offered for sale to the public following successful registration of the Common Stock with the Securities and Exchange Commission.

2.13. “Offering” shall mean the offer of shares of Common Stock to Participants during each Offering Period.

2.14. “Offering Commencement Date” shall mean the first date of each Offering Period as set forth in Section 4.01 hereof.

2.15. “Offering Period” shall mean each period from an Offering Commencement Date until the respective Offering Termination Date as set forth in Section 4.01 hereof.

2.16. “Offering Termination Date” shall mean the last date of each Offering Period as set forth in Section 4.01 hereof.

2.17. “Participant” shall mean any Employee who becomes eligible to participate in this Plan as set forth in Section 3.01 hereof and who authorizes payroll deductions under this Plan.

2.18. “Plan” shall mean this Capitol City Bank Employee Stock Purchase Plan.

2.19. “Trading Day” means any day the exchange(s) or market(s) on which shares on Common Stock are listed, whether it be any established stock exchange, the Nasdaq National Market, the Nasdaq SmallCap Market or otherwise, is open for trading.

ARTICLE III - ELIGIBILITY AND PARTICIPATION

3.01. Eligibility Requirements

Any Employee who has been employed by the Bank for a period of six (6) months prior to an Offering Commencement Date, as specified in Section 4.01, shall be eligible to participate in that Offering and each Offering thereafter.

3.02. Restrictions on Participation

Notwithstanding any provisions of the Plan to the contrary, Employees in any of the following groups shall not participate in the Plan.

(a) If, immediately after the grant, such Employee would own stock, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Bank (for purposes of this paragraph, the rules of Section 424(d) of the Code shall apply in determining stock ownership of any Employee);

(b) The Employee is regularly scheduled to work fewer than 20 hours per week; or

(c) The Employee is regularly scheduled to work fewer than five months per year (“seasonal” employee).

3.03. Commencement of Participation

An eligible Employee may become a Participant by completing a subscription agreement authorizing payroll deductions in the form provided by the Bank and filing it with the designated Bank representative on or before the date set by the Committee, which date shall be on or before the Offering Commencement Date for each Offering. Payroll deductions for a Participant shall commence on the first payroll date occurring on or after the applicable Offering Commencement Date when the Participant’s authorization for a payroll deduction becomes effective and shall continue until terminated by the Participant or by a withdrawal as provided herein.

ARTICLE IV - OFFERINGS

4.01. Offerings

The Plan will be implemented by semi-annual Offerings of the Bank’s Common Stock beginning on the Offering Commencement Dates and terminating on the Offering Termination Dates indicated below:

The first Offering Period shall begin on March 1, 2006, and shall end on June 30, 2006. Thereafter, the Offering Periods will begin and end on the following dates:

Offering Commencement Date	Offering Termination Date
Each January 1	The next following June 30
Each July 1	The next following December 31

The Board of Directors of the Bank shall have the right to change the duration of the Offering Periods and their respective Offering Commencement Dates and Offering Termination Dates so long as any such change does adversely affect the Plan’s qualification as an employee stock purchase plan under Code Section 423.

Notwithstanding anything contained herein to the contrary, no offerings may be made under this Plan until the date of, or following, an Initial Public Offering of the Bank’s Common Stock.

4.02. Stockholder Approval

The Plan shall be submitted for approval by the stockholders of the Bank within twelve (12) months before or after the Plan is adopted by the Board of Directors. Options granted hereunder shall be subject to the condition that this Plan shall be approved by a majority of the stockholders of the Bank in the manner contemplated by Code Section 423(b)(2). If not approved by the stockholders of the Bank within the required time, the Plan shall terminate, all options hereunder shall be canceled and shall be of no further force and effect, and all persons who shall have authorized payroll deductions pursuant to the terms of the Plan shall be entitled to the prompt refund in cash of all sums withheld from them pursuant to the Plan.

ARTICLE V - PAYROLL DEDUCTIONS

5.01. Amount of Deduction

At the time a Participant files his authorization for payroll deduction, he shall elect to have deductions made from his pay on each payday during the time he is a Participant in an Offering in an amount equal to a whole percentage (e.g., 1%, 2%, etc.), but not exceeding fifteen percent (15%) of his Compensation during any Offering Period, or a set dollar amount per payroll period, which in the aggregate for the Offering Period will is not expected to exceed fifteen percent (15%) of his Compensation for the Offering Period.

5.02. Participant Account

All payroll deductions made for a Participant shall be credited to his Account under the Plan. A Participant may not make any separate cash payment into such account. Neither the Bank nor any Designated Subsidiary shall be obligated to segregate or hold in trust or escrow any funds in a Participant’s Account. Other than amounts not expended because of the Plan rule that fractional shares shall not be purchased, no amount of accumulated payroll deductions shall be carried over with respect to any Participant from the Offering Termination Date of one Offering Period to the Offering Commencement Date of another. Payroll deductions for a Participant shall commence on the first payroll date occurring on or after the applicable Offering Commencement Date and shall end on the last payroll date occurring on or before the Offering Termination Date of the Offering Period to which such authorization applies, unless terminated by the Participant prior thereto as set forth in section 8.01 hereof.

5.03 Withholding Obligations

At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of, the Participant must make adequate provision for all required federal, state or other tax withholding obligations, if any, arising as a consequence of exercising the option or disposing of the Common Stock. The Bank has the power to, but is not obligated to, withhold from the Participant’s Compensation the amount necessary for the Bank to satisfy any applicable withholding obligations related to the Participant’s tax obligations, including any withholding required to make available to the Bank any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Employee that may be available to it.

5.04. Changes in Payroll Deductions

A Participant may discontinue his participation in the Plan as provided in section 8.01 hereof, but no other change can be made and, specifically, a Participant may not alter the rate of his payroll deductions during an Offering Period. A Participant’s subscription and authorization agreement shall remain in effect for successive Offering Periods unless terminated as provided in section 8.01 hereof. Notwithstanding the foregoing, to the extent necessary to comply with section 6.02 and the statutory limitations described therein, a Participant’s payroll deductions may be decreased to zero percent (0%) a zero dollar ($0.00) at any time during an Offering Period. In such event, payroll deductions shall recommence at the rate provided in such Participant’s subscription and authorization agreement at the beginning of the first Offering Period scheduled to end in the following calendar year, unless terminated by the Participant as provided in section 8.01 hereof.

5.05. Leave of Absence

Except as limited by the definition of “Employee” in Section 2.10, a Participant on a leave of absence shall have the same rights under the Plan as a Participant in active service.

ARTICLE VI - GRANTING OF OPTION

6.01. Number of Option Shares

As of each Offering Termination Date, a Participant shall be deemed to have been granted an option to purchase on such Offering Termination Date, at the Applicable Purchase Price defined below, a number of shares of the Bank’s Common Stock determined by dividing such Participant’s total payroll deductions actually made prior to such Offering Termination Date and retained in the

Participant’s Account as of such date by the Applicable Purchase Price, without adjustment for changes in the Compensation of such Participant.

The “Applicable Purchase Price” of Common Stock acquired under this Plan is 85% of the Fair Market Value of the shares of Common Stock on

(a) The Offering Commencement Date, or

(b) The Offering Termination Date, whichever is less.

Any options granted under the Plan before the date the stockholders of the Bank (acting at a duly called meeting of such stockholders) are treated under Code Section 423(b)(2) as having approved the Plan shall be granted subject to such approval and, if such stockholders fail to approve the Plan, all such options automatically shall be null and void.

6.02. Statutory Limitation

No option granted by operation of the Plan to any Participant in any Offering shall permit his rights to purchase shares of Common Stock under this Plan or under any other employee stock purchase plan (within the meaning of Code Section 423) of the Bank to accrue (within the meaning of Code Section 423(b)(8)) at a rate which exceeds $25,000 in any calendar year. Such value shall be determined as of the Offering Termination Dates within each calendar year (or portion of such year) in which such option would be outstanding, and the options granted by operation of the Plan under Section 6.01 to any Participant automatically shall be limited by this Section 6.02.

ARTICLE VII - EXERCISE OF OPTION

7.01. Automatic Exercise

Unless a Participant gives written notice to the Bank of his withdrawal as provided in section 8.01 herein, his option for the purchase of stock with payroll deductions made during any Offering Period will be deemed to have been exercised automatically on the Offering Termination Date applicable to such Offering Period, for the purchase of the maximum number of whole shares of stock which the accumulated payroll deductions in his Account at that time will purchase at the Applicable Purchase Price as determined in Section 6.01 hereof. Any excess amount in the Participant’s Account at that time will remain in the Participant’s Account for future applications in accordance with the terms of the Plan.

7.02. Fractional Shares

Fractional shares will not be issued under the Plan. Any accumulated payroll deductions which would have been used to purchase fractional shares will remain in each Participant’s Account and carried over to the next Offering Period.

7.03. Non-Transferability of Option

During a Participant’s lifetime, options held by such Participant shall be exercisable only by that Participant and no Participant in the Plan shall have the right to assign his interest in the Plan.

7.04. Delivery of Stock; Nominee Record Holder

Prior to the expiration of the two (2) year holding period on shares purchased under the Plan, the stock purchased will issued in the name of the Bank as (the “Nominee”) on behalf of all Participants in the Plan. During the time in which the Common Stock is issued to a Nominee on behalf of all or some Participants, then the following shall apply:

(a) Each such Participant shall have all ownership rights attributable to the ownership of such Common Stock on his behalf.

(b) The Bank and the Nominee shall cause separate stock certificates to be issued in the name of and delivered to such a Participant upon the earliest to occur of:

i.	The Participant’s request for a separate certificate in his or her name,

ii.	The Participant’s termination of employment with the Bank for any reason whatsoever, or

iii.	Termination of the Plan.

The Bank shall indemnify any such Nominee and hold him harmless from any and all actions, loss, damage or liability suffered by him as a result of serving as the Nominee for the Participants hereunder except to the extent caused by such Nominee’s gross negligence or willful misconduct. The Bank shall have the right to remove and replace any Nominee. By prior written notice to the Bank, the Nominee may resign. Any Nominee removed or resigning shall take such action as may be necessary or desirable to transfer to the successor Nominee selected by the Bank all shares of Common Stock then in his name as Nominee.

ARTICLE VIII - WITHDRAWAL

8.01. In General

A Participant may withdraw all, but not less than all, of the payroll deductions credited to his Account and not yet used to exercise his options under the Plan at any time on or before fifteen (15) calendar days before the Offering Termination Date by giving written notice to the designated Bank representative. All of the Participant’s payroll deductions credited to his Account will be paid to him promptly after receipt of his notice of withdrawal, such Participant’s option for the Offering Period shall automatically be terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering Period. If a Participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period or any Offering Period thereafter unless the Participant delivers to the Bank a new payroll deduction authorization form. Notwithstanding the foregoing, a Participant’s withdrawal from an Offering Period shall not have any effect upon his eligibility to participate in any succeeding Offering Period commencing after the termination of the Offering Period from which the Participant withdraws. Eligibility for participation in the Plan is determined under Article 3 of this Plan document.

8.02. Termination of Employment

Upon termination of a Participant’s employment for any reason, including retirement (but excluding death while in the employ of the Bank), the payroll deductions credited to his Account will be returned to him.

8.03. Termination of Employment Due to Death

Upon termination of the Participant’s employment because of his death, his beneficiary (as defined in Section 12.01) shall have the right to elect, by written notice given to the Committee no later than fifteen (15) days prior to the Offering Termination Date, either:

(a) to withdraw all of the payroll deductions credited to the Participant’s Account under the Plan, or

(b) to exercise the Participant’s option for the purchase of stock on the Offering Termination Date next following the date of the Participant’s death for the purchase of the number of whole shares of stock which the accumulated payroll deductions in the Participant’s Account at the date of the Participant’s death will purchase at the Applicable Purchase Price, in which event, any excess in such Account will be returned to said beneficiary.

(c) In the event that no such written notice of election shall be duly received by the Committee, the beneficiary shall automatically be deemed to have elected, pursuant to paragraph (b), to exercise the Participant’s option to purchase stock.

8.04. Leave of Absence

Except as limited by Sections 2.10 and 5.05, a Participant on a leave of absence shall continue to be a Participant in the Plan.

ARTICLE IX - NO INTEREST

9.01. No Interest

No interest will be paid or allowed on any money paid into the Plan or credited to the account of any Participant.

ARTICLE X - STOCK

10.01. Maximum Number of Shares

The maximum number of shares of Common Stock which shall be issued under the Plan, subject to adjustment annually as defined below and/or upon changes in capitalization of the Bank as provided in Section 10.02, shall be the number of Bank shares set forth by resolution of the Board of Directors attached hereto and approved by the stockholders for all Offerings.

If the total number of shares for which options are exercised on any Offering Termination Date in accordance with Article VI exceeds the maximum number of shares available for purchase hereunder, the Bank shall make a pro rata allocation of the shares available for delivery and distribution in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable, and the balance of payroll deductions credited to the account of each Participant under the Plan shall be returned to him as promptly as possible.

The shares of Common Stock subject to the Plan may be unissued shares or shares that have been bought on the open market at prevailing market prices or otherwise.

10.02. Adjustment Upon Changes in Capitalization

(a) If the outstanding shares of Common Stock of the Bank have increased, decreased, changed into or been exchanged for a different number or kind of shares or securities of the Bank through reorganization, merger, recapitalization, reclassification, stock dividend, stock split, reverse stock split or similar transaction, appropriate and proportionate adjustments may be made by the Committee in the number and/or kind of shares which are subject to purchase under outstanding options and on the option exercise price applicable to such outstanding options. In addition, in any such event, the number and/or kind of shares which may be offered in the Offerings described in Article IV hereof and the maximum number of shares which may be issued under the Plan as set forth in Section 10.01 shall also be proportionately adjusted.

(b) Upon a Change in Control as defined in Section 2.03, the Board of Directors will take steps in connection with such transaction to provide for the continuation of the Plan. In the event of the proposed Change in Control of the Bank, the Offering Period then in progress shall be shortened by setting a new Offering Termination Date (“New Offering Termination Date”) and shall terminate immediately prior to the consummation of such proposed dissolution, liquidation or Change in Control, unless otherwise provided for by the Board of Directors. The New Offering Termination Date shall be set prior to the proposed dissolution, liquidation or Change in Control. The Board of Directors shall notify all Participants in writing and at least ten (10) business days prior to the New Offering Termination Date that the Offering Termination Date for the Participant’s option has changed to the New Offering Termination Date and that the Participant’s option shall be exercised automatically on the New Offering Termination Date, unless prior to such date the Participant has withdrawn from the Offering Period in accordance with Section 8.01 herein.

10.03. Participant’s Interest in Option Stock

The Participant will have no interest in stock covered by any option granted to him hereunder until such option has been exercised. Once exercised, the Participant’s interest in the purchased stock is subject to the two (2) year holding period as provided in Section 7.04 hereof.

10.04. Registration of Stock

Stock to be delivered to a Participant under the Plan will be registered in the name of the Nominee for such Participant as provided in Section 7.05 hereof for the duration of the two (2) year holding period outlined in Section 7.04 hereof. At the time of the expiration of the holding period, stock will be registered in the name of the Participant, or, if the Participant is deceased, in the name of the Participant’s beneficiary in accordance with Section 12.01 hereof.

10.05. Restrictions on Exercise

The Board of Directors may, in its discretion, require as conditions to the exercise of any option that the shares of Common Stock reserved for issuance upon the exercise of the option shall have been duly listed, upon official notice of issuance, upon a stock exchange, and that either:

(a) a Registration Statement under the Securities Act of 1933, as amended, with respect to said shares shall be effective, or

(b) the Participant shall have represented at the time of purchase, in form and substance satisfactory to the Bank, that it is his intention to purchase the shares for investment and not for resale or distribution.

ARTICLE XI - ADMINISTRATION

11.01. Appointment of Committee

The Board of Directors shall appoint a committee (the “Committee”) to administer the Plan, which may consist of persons who may or may not be members of the Board of Directors.

11.02. Authority of Committee

Subject to the express provisions of the Plan, the Committee shall have plenary authority in its discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan and to make all other determinations deemed necessary or advisable for administering the Plan. The Committee’s determination on the foregoing matters shall be conclusive.

11.03. Rules Governing the Administration of the Committee

The Board of Directors may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee. The Committee may select one of its members as its Chairman and shall hold its meetings at such times and places as it shall deem advisable and may hold telephonic meetings. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan, in the manner and to the extent it shall deem desirable. Any decision or determination reduced to writing and signed by a majority of the members of the Committee shall be as fully effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

11.04. Notices

All notices and other communications from a Participant to the Committee under, or in connection with, this Plan shall be deemed to have been filed with the Committee when actually received in the form specified by the Committee at the location and by the person designated by the Committee for the receipt of such notices and communications.

11.05. Reports

Individual Accounts shall be maintained for each Participant in the Plan. Statements of account shall be given to Participants at least annually, which statements shall set forth the amount of payroll deductions, the Applicable Purchase Price, the number of shares purchased, remaining cash balance, if any, and the date any holding periods expire with respect to any stock purchased.

ARTICLE XII - MISCELLANEOUS

12.01. Designation of Beneficiary

A Participant may file a written designation of a beneficiary who is to receive any stock and/or cash. Such designation of beneficiary may be changed by the Participant at any time by written notice to the Committee. Upon the death of a Participant and upon receipt by the Bank of proof of identity and existence at the Participant’s death of a beneficiary validly designated by him under the Plan, the Bank shall deliver such stock and/or cash to such beneficiary validly designated under the Plan who is living at the time of such Participant’s death; otherwise, the Bank shall deliver such stock and/or cash to the executor or administrator of the estate of the Participant. If no such executor or administrator has been appointed (to the knowledge of the Bank), the Bank, in its discretion, may deliver such stock and/or cash to the spouse or to any one or more dependents of the Participant as the Bank may designate. No beneficiary shall, prior to the death of the Participant by whom he has been designated, acquire any interest in the stock or cash credited to the Participant under the Plan.

12.02. Transferability

Neither payroll deductions credited to a Participant’s Account nor any rights with regard to the exercise of an option or to receive stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant other than (i) by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Bank may treat such act as an election to withdraw funds in accordance with the terms of the Plan.

Section 7.06 of the Plan, which requires that shares be transferred to a Nominee for the duration of the two (2) year holding period described in Section 7.04 hereof, shall not be considered a transfer of shares to a third party in violation of this Section 12.02.

12.03. Use of Funds

All payroll deductions received or held by the Bank under the Plan may be used by the Bank for any corporate purpose and the Bank shall not be obligated to segregate such payroll deductions.

12.04. Amendment and Termination

(a)	The Plan shall terminate as of the earliest of:

(i)	February 28th, 2007, if the stockholders of the Bank shall not have approved the Plan by such date;
(ii)	the date the maximum number of shares of Common Stock available for purchase hereunder shall have been purchased in accordance with the terms of the Plan; or
(iii)	the date the Plan is terminated as provided in paragraph (b) below.

(b)	The Board of Directors shall have complete power and authority to terminate or amend the Plan; provided, however, that the Board of Directors shall not, without the approval of the stockholders of the Bank:

(i)	increase the maximum number of shares which may be issued under the Plan (except pursuant to Sections 10.01 and 10.02);

(ii)	amend the requirements as to the class of Employees eligible to participate in the purchase of stock under the Plan. No termination, modification or amendment of the Plan may, without the consent of a Participant then having an option under the Plan to purchase stock, adversely affect the rights of such Participant under such option.

12.05. Effective Date

The Plan shall become effective March 1, 2006, subject to approval by a majority of the shareholders of the Bank on or before February 28, 2007. If the Plan is not so approved, the Plan shall not become effective.

12.06. No Employment Rights

The Plan does not, directly or indirectly, create any right for the benefit of any Employee or class of Employees to purchase any shares under the Plan, or create in any Employee or class of Employees any right with respect to continuation of employment by the Bank, and it shall not be deemed to interfere in any way with the Bank’s right to terminate, or otherwise modify, an Employee’s employment at any time.

12.07. Effect of Plan

The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Employee participating in the Plan, including, without limitation, such Employee’s estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Employee.

12.08. Governing Law

The laws of the State of Georgia will govern all matters relating to the Plan except to the extent superseded by the laws of the United States.

12.09. Headings

The headings to sections in the Plan have been included for convenience of reference only and shall not affect the interpretation of the Plan.

CAPITOL CITY BANCSHARES, INC.

Date: March 1, 2006	/s/ George Andrews
George Andrews, President and Chief Executive Officer

CAPITOL CITY BANCSHARES, INC.

562 Lee Street, S.W.

Atlanta, Georgia 30310

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and Proxy Statement and does hereby appoint George G. Andrews and Leon Goodrum and each of them, with full powers of substitution, as proxies of the undersigned, to represent the undersigned and to vote all shares of CAPITOL CITY BANCSHARES, INC. common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Capitol City Bancshares, Inc. to be held June 27, 2006, at 5:00 p.m. local time, at 562 Lee Street, S.W., Atlanta, Georgia, and at any adjournment or postponement thereof, with all the powers (other than the power to revoke the proxy or vote in a manner not authorized by the exceeded form of proxy) which the undersigned would have if personally present at such meeting, to act in their discretion upon any other matter or matters which may properly be brought before the meeting, and to appear and vote all the share of common stock which the undersigned may be entitled to vote.

PROPOSAL 1:	TO ELECT THE FIFTEEN NOMINEES LISTED BELOW TO SERVE AS DIRECTORS FOR THE FOLLOWING YEAR:

☐ FOR all nominees listed below (except as marked to the contrary below),	☐ WITHHOLD AUTHORITY to vote for all nominees listed below.

George G. Andrews	Marian S. Jordan
Dr. Gloria Campbell-D’Hue	Kaneta R. Lott
J. Al Cochran	Donald F. Marshall
Leon Goodrum	Elvin Mitchell, Sr.
Agnes H. Harper	Roy W. Sweat
Charles W. Harrison	William Thomas
Robert A. Holmes	Cordy T. Vivian
Moses M. Jones

INSTRUCTIONS:	To withhold your vote for any individual nominee, strike a line through the nominee’s name in the list above.

UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED AS IF MARKED FOR ALL NOMINEES LISTED ABOVE.

(Continued on Reverse Side)

PROPOSAL 2:	TO APPROVE THE CAPITAL CITY BANK 2006 EMPLOYEE STOCK PURCHASE PLAN:

☐ For ☐ Against ☐ Abstain

UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED AS IF MARKED FOR PROPOSAL 2.

The Board of Directors recommends a vote FOR the election of the above nominees to the Board of Directors and FOR approval of the Capital City Bank 2006 Employee Stock Purchase Plan.

Please sign below, date and return promptly in the enclosed, self-addressed stamped envelope. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signatory is a corporation, please sign the full corporate name by an authorized officer.

DATE:	, 2006

INDIVIDUALS:	ENTITIES: (Please Print)

Name (Please print)	By:

Signature	Signature

Name of Joint Tenant or Tenant-In-Common if any (Please Print)	Position

Signature of Joint Tenant or Tenant-In-Common, if any